Exhibit 99.1

For Immediate Release	Press Release

Contact:	Raiford Garrabrant
Director, Investor Relations
Cree, Inc.
raiford_garrabrant@cree.com
(T) 919-313-5397
(F) 919-313-5615

CREE ANNOUNCES PRELIMINARY FINANCIAL RESULTS
FOR THE FOURTH QUARTER OF FISCAL 2006

Durham, NC, July 12, 2006 - Cree, Inc. (Nasdaq: CREE) today announced that, based on preliminary financial results, revenue for the fourth quarter ended June 25, 2006, is expected to be approximately $106.7 million, with earnings below the company’s previously announced target range of $0.22 to $0.24 per diluted share. These preliminary financial results are subject to revision.

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The expected revenue is at the low end of Cree’s previously targeted range of $106 million to $110 million due to lower LED sales. The shortfall in LED sales stemmed primarily from production challenges, which limited the company's ability to meet customer orders for the quarter.

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Gross margin for the quarter is expected to be approximately 42%, which is below Cree’s previously targeted range of 46% to 47%. The decline in gross margin was attributable primarily to lower LED revenue as a percent of total company sales, a less favorable mix within the LED product line, and incrementally higher production costs associated with new products.

•	Operating expenses are expected to be in line with Cree’s previously targeted level of approximately 25% of sales.

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The company also expects approximately $3.5 million of additional income tax expense, above the previously targeted tax rate of 32%, related to the company’s investment in Color Kinetics and other end-of-year tax adjustments.

For the first quarter of fiscal 2007, the company currently anticipates LED chip sales may decline slightly from the fourth quarter of fiscal 2006 due to a recent slowdown in demand for mobile products, but this decline should be mostly offset by increased sales of the company's XLamp® LED and Schottky diode products.

“Although we knew this was going to be a transition quarter, it proved to be more challenging than we expected,” stated Chuck Swoboda, Cree’s CEO and chairman. “Despite these near term challenges, we are making progress in growing our new lighting and power product lines, which are key to driving our future growth.”

The company will release final financial results for the fourth quarter of fiscal 2006 on August 10, 2006, and will hold a conference call and web broadcast at 5:00 p.m. U.S. EDT that day to discuss the results.

About Cree, Inc.

Cree is a market-leading innovator and manufacturer of semiconductors that enhance the value of solid-state lighting, power and communications products by significantly increasing their energy performance and efficiency. Key to Cree’s market advantage is its world-class materials expertise in silicon carbide (SiC) and gallium nitride (GaN) for chips and packaged devices that can handle more power in a smaller space while producing less heat than other available technologies, materials and products.

Cree drives its increased performance technology into multiple applications including exciting alternatives in brighter and more-tunable light for general illumination, backlighting for more-vivid displays, optimized power management for high-current, switch-mode power supplies and variable-speed motors, and more-effective wireless infrastructure for data and voice communications. Cree customers range from innovative lighting-fixtures makers to defense-related federal agencies.

Cree’s product families include blue and green LED chips, lighting LEDs in all colors, LED backlighting solutions, power-switching devices and radio-frequency/wireless devices. For additional information please refer to www.cree.com.

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results, including with respect to our financial results for the fiscal 2006 fourth quarter and our targets and prospects, could differ materially due to a number of factors, including the possibility that in completing and auditing our final financial results for the period we may find it necessary to revise the preliminary results reported in this release; our ability to lower costs; potential changes in demand, including the risk of continued softness in demand for LEDs for mobile products; increasing price competition in key markets; our ability to complete development and commercialization of products under development, such as our pipeline of brighter LEDs; the risk that, due to the complexity of our manufacturing processes, transition of production to three-inch wafers, and transition of our advanced device wafer fabrication to our new facility, we may experience production delays that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; risks associated with the ramp-up of our production for our new products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; our ability to sublease the Sunnyvale facility; risks associated with our recent acquisition; risks associated with on-going litigation; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the fiscal year ended June 26, 2005, and subsequent reports filed with the SEC. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Cree disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Cree, the Cree logo, and XLamp are registered trademarks of Cree, Inc.